Exhibit 99.1

The Middleby Corporation Completes Acquisition of Anetsberger Brothers, Inc.

ELGIN, Ill.--(BUSINESS WIRE)--April 30, 2009--The Middleby Corporation (NASDAQ: MIDD) today announced it has acquired substantially all of the assets of Anetsberger Brothers, Inc. (“Anets”), a leading manufacturer of griddles, fryers, and dough rollers for the commercial foodservice industry with approximately $10 million in annual sales. The purchase price for the acquisition was $3.5 million plus $0.5 million in deferred payments if certain performance criteria are met. The transaction will be financed under Middleby’s senior revolving credit facility. The acquisition of Anets allows Middleby to continue to expand its portfolio of leading brands in cooking and warming and increase its market penetration in the griddle and fryer segment.

Selim A. Bassoul, Middleby Chairman and Chief Executive Officer, said, “We are very pleased to announce the Anets acquisition. Anets is a well recognized brand, with a strong presence in the midwest. This acquisition allows us to continue to strengthen our leadership position in the fryer and counterline cooking segments and add to our portfolio of leading chain restaurant customers. Additionally, we believe there are measurable synergies that can be achieved with this acquisition.”

Statements in this press release or otherwise attributable to Middleby regarding its business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Middleby cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. These risks are detailed from time-to-time in Middleby's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffman®, CookTek®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2008.

CONTACT:
The Middleby Corporation
Darcy Bretz, 847-429-7756
Investor and Public Relations
or
Tim FitzGerald, 847-429-7744
Chief Financial Officer